Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Exhibit 4.39

ADDENDUM 20 TO THE LEASE AGREEMENT dated 06/30/1999 and 02/21/2001 AND ADDENDA

Exchange parking spaces

BETWEEN

Intervest Offices & Warehouses NV, public regulated real estate company under Belgian law, with registered office at Uitbreidingstraat 66, 2600 Berchem, with company number 0458.623.918 (Register of Legal Entities Antwerp, Antwerp Department), herewith validly represented by two members of the executive committee, being Marco Hengst, CIO and Inge Tas, CFO, and Marco Hengst, CIO.

Hereinafter referred to as the "Lessor”,

AND

Galapagos NV, with registered office in 2800 Mechelen, Generaal de Wittelaan L11 A3, registered in the Register of Legal Entities (Antwerp, Mechelen department) under number 0466.460.429, represented here by Mr. Xavier Maes, General Counsel.

Hereinafter referred to as the “Lessee”,

The Lessor and the Lessee will hereinafter jointly also be referred to as "Parties", or each separately as "Party".

Will first be outlined as follows:

  By private lease of 06/30/1999, followed by the notarial lease of 02/21/2021 (hereinafter referred to as the “Base Lease Agreement”) ,and Addenda 1 and 2, the Lessee took a lease from the then owner, Innotech NV in Mechelen, for 1,542m² office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-Noord, Generaal de Wittelaan L11 A3, lot 1, on the first floor, for a fixed term of 15 years, starting on 06/01/2000, ending on 05/31/2015.

  Innotech NV merged with Perifund CVA on 06/29/2001, at which time the name was also changed to Intervest Offices NV.

  By Agreement “Addendum 3” of 02/13/2004, the Lessee additionally leased 322 m² of office space in the same building plus 7 parking spaces, commencing on 12/01/2003, to end on 05/31/2015.

  By Addendum 4 of 08/01/2005, the Lessor temporarily made available to the Lessee ± 20 m² of floor space located in a larger warehouse on Generaal De Wittelaan 9 in Mechelen.

  By Addendum 5 of 03/23/2006, the provision under Addendum 4 was prematurely terminated and the Lessee additionally leased a warehouse of ± 100 m² in the same building on Generaal De Wittelaan L11 A3 in Mechelen, commencing on 03/01/2006, to end on 05/31/2015.

  By Addendum 6 of 02/06/2007, the Lessee additionally leased warehouse space of ± 213 m² in the same building, commencing on 02/01/2007, to end on 05/31/2015.

  By Addendum 7 of 01/31/2008, the Lessee additionally leased office space and sanitary facilities of ± 513 m², reception space of ± 116 m² and storage space of ± 27 m² in the same building, along with 24 parking spaces, commencing on 01/01/2008, to end on 05/31/2015.

  By Addendum 8 of 07/14/2009, the Lessee additionally leased office space with private kitchen of ± 716 m² in the same building, commencing on 07/01/2009, to end on 05/31/2015.

  By Addendum 9 of 09/30/2011, the aforementioned Lease Agreements of 06/30/99 and 02/21/2001 and all the Addenda were extended by 9 years, starting from 06/01/2015 to 05/31/2024, with an additional 458 m² of office space leased on the ground floor, and the premature termination of the lease for 716 m² of office space plus kitchen.

  By Addendum 10 of 09/30/2011, the Lessee leased the following additional spaces in the adjacent building located in Mechelen, Generaal De Wittelaan 21: 753 m² lab space on the 2nd floor, plus ± 83 m² of the common entrance and corridors on the ground floor, plus 2 technical storage rooms of ± 60 m², and +/- 760 m² lab space on the 1st floor, and 10 parking spaces.

Pages 1 of 5

  By Addendum 11 of 05/15/2012, the lease of 30 m² storage space was terminated.

  By Addendum 12 of 08/08/2013, the Lessee additionally leased in the building located in Mechelen, Generaal De Wittelaan 11A: 398 m² office space, 156 m² storage space and 20 outdoor parking spaces, with effect from 09/01/2013.

  By Addendum 13 of 04/28/2016, the Lessee additionally leased in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² office space on the 10th floor, and 433 m² on the 9th floor, as well as 30 indoor and 10 outdoor parking spaces, with effect from 06/01/2016.

  By Addendum 14 of 12/12/2016, the Lessee additional leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 433 m² on the 9th floor, as well as 16 indoor and 5 outdoor parking spaces, with effect from 01/01/2017.

  By Addendum 15 of 07/03/2017, the Lessee additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² on the 8th floor, as well as 30 indoor and 10 outdoor parking spaces with phased entrance as of 07/01/2017.

  By Addendum 16 of 06/06/2018, the Lessee additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² on the 7th floor, as well as 12 indoor parking spaces, with effect from 07/01/2018.

  By Addendum 17 of 06/20/2018 the Lessee has additionally leased the following:

a. in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² offices (GLA) on the 6th floor consisting of a first part of approximately 433 m² on the east side of the building and a second part of approximately 433 m² on the west side of the building.

b.   in the building Intercity Business Park lot 1, located at 2800 Mechelen, Generaal de Wittelaan 11A: 845 m² offices (GLA) on the 1st floor; 21 outside parking spaces nos. 416-426 and nos. 448-457.

Furthermore, the Parties agreed in Addendum 17 to bring the end date of the leased property in the building located in Mechelen, Schaliënhoevedreef 20T forward to 12/31/2021 and to abolish the termination option for these leased properties by 05/31/2020, as well as the related penalty clauses.

Pages 2 of 5

  By Addendum 18 of 06/01/2019 the Lessee has additionally leased the following:
  at the office site “Intercity Business Park” located at Generaal De Wittelaan 11A in 2800 Mechelen, unit 1/L on the first floor; 23 outdoor parking spaces in the building Mechelen Campus Toren, located at Schaliënhoevedreef 20T in 2800 Mechelen, 10 basement and 30 above-ground parking spaces.

  By Addendum 19 of 10/17/2019, the Lessee has additionally leased the following:
    in the building located in Mechelen, Schaliënhoevedreef 20F: 609 m² office space GLA, being unit 0/A on the ground floor, 640 m²  office space GLA, being unit 1/A on the first floor, 640 m²  office space GLA, being unit 2/A on the second floor, 3 indoor parking spaces with nos. 506, 507 and 508 and 16 outdoor parking spaces with nos. 372 through 376 + 794 through 802 + 806 + 807 in the building located in Mechelen, Schaliënhoevedreef 20E: 9 indoor parking spaces with nos. 348 through 350 + 354 + 355 + 361 + 362 + 365 + 366 and 9 outdoor parking spaces with nos. 345 through 353 in the building located in Mechelen, Schaliënhoevedreef 20D: 9 indoor parking spaces with nos. 246 through 249 + 299 through 303

  By means of this Addendum to the Base Lease Agreement (hereinafter referred to as "Addendum n° 20") the Parties agree to make a number of amendments to the Base Lease Agreement, and this to the terms and conditions as included in this Addendum n° 20.

IT IS NOW EXPRESSLY AGREED AS FOLLOWS:

Article 1: Restriction of the Scope of this Addendum n° 20

This Addendum n° 20 is an addendum to the Base Lease Agreement as amended by all previous addenda. The provisions of the Base Lease Agreement (as amended by all previous addenda) from which this Addendum n° 20 does not explicitly deviate remain fully applicable.

The defined terms and definitions of the Base Lease Agreement used in the present Addendum n° 20 shall therefore have the same meaning as in the Base Lease Agreement, unless this Addendum n° 20 expressly provides otherwise.

Article 2 – The Leased Property

The parties agree to exchange the outdoor parking spaces with nos. 806 and 807 (Building F) for the outdoor parking spaces with nos. 354 and 355 (Building E). Reference is made to the plan in attachment.

Pages 3 of 5

Article 3 – Duration

This Addendum n° 20 will enter into force on 12/01/2019 and follows the provisions and modalities of addendum 19.

Article 4 – Registration

The Lessor will have this Addendum registered, where the registration fees are at the Lessee's expense.

****************************

Thus, drawn up in triplicate on December 18, 2019, whereby each party acknowledges having received its copy, with one copy intended for the registration.

/s/	/s/
Intervest Offices & Warehouses NV	Galapagos NV
The Landlord	The Lessee

Pages 4 of 5

Annex:

  Plan with indication of new parking spaces.

Pages 5 of 5